Exhibit 5.1

Robert W. Phillips

+1 415 693 2020

rphillips@cooley.com

July 23, 2020

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, CA 94063

Ladies and Gentlemen:

We have represented AcelRx Pharmaceuticals, Inc., a Delaware Corporation (the “Company”), in connection with the offering and sale of up to 9,433,962 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Registration Statement on Form S-3 (File No. 333-239156) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated July 22, 2020, and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com

July 23, 2020

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Robert W. Phillips

Robert W. Phillips

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com